Exhibit 10.1

Description of Cadence Director Healthcare Benefits

     Cadence Design Systems, Inc. (“Cadence”) provides health care and prescription drug insurance coverage for active non-employee directors and eligible retired directors and their dependents (the “Plan”). Dental and vision insurance coverage are not provided under the Plan. All non-employee directors are eligible for the Plan during their term of service on the Board of Directors. Retired employee and non-employee directors are eligible for the Plan for a term not to exceed the duration of their term of service on the Board of Directors. Under the Plan, Cadence reimburses 100% of the insurance premium for participants and their dependents up to a maximum of $15,000 per year, which maximum amount may be adjusted for future changes in health care costs. In addition, the benefits under the Plan are fully taxable to the participants and Cadence will not defray any such taxes. The Plan replaces the healthcare plan for non-employee directors adopted by the Board of Directors in October 2002.